EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-117116, 333-107416, 333-87266, 333-64238,333-63950, 333-44852, 333-87759, 333-62437, 333-11577, 333-96302, 333-81236, 333-44336 and 333-128178) and Form S-3 (No.’s 333-114793, 333-109641 and 333-76544) of our report dated March 7, 2005 with respect to the consolidated financial statements of Immuno-Design Molecules, S.A. included in IDM Pharma, Inc.’s Amendment No.1 to its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on or about September 27, 2005.

/s/ ERNST & YOUNG LLP

Paris, France
September 22, 2005